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Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Hormel Foods Corporation for the registration of $350,000,000 6 5/8% notes due 2011 and to the incorporation by reference therein of our report dated November 20, 2000, with respect to the consolidated financial statements of Hormel Foods Corporation included in its amended Annual Report on Form 10-K/A-1 for the year ended October 28, 2000, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

Minneapolis, Minnesota

November 27, 2001

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CONSENT OF INDEPENDENT AUDITORS